Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-199217) and Form S-8 (File No. 333-191641) of Pattern Energy Group Inc. of our reports dated July 10, 2015, with respect to the consolidated balance sheets of Lincoln County Wind Project Holdco, LLC and its subsidiary as of March 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income (loss), changes in member’s equity, and cash flows for each of the years in the three year period ended March 31, 2015, and with respect to the consolidated balance sheets of Lost Creek Wind Finco, LLC and its subsidiaries as of March 31, 2015 and 2014, and the related consolidated statements of income, comprehensive (loss) income, changes in member’s equity, and cash flows for each of the years in the three-year period ended March 31, 2015, which reports appear in the Form 8-K/A of Pattern Energy Group Inc. dated July 13, 2015.

Our report on the consolidated financial statements of Lincoln County Wind Project Holdco, LLC and subsidiary, dated July 10, 2015 contains an emphasis of matter paragraph that states that as discussed in Note 14 to the consolidated financial statements, on May 15, 2015, all of the Company’s membership interests were sold to Pattern US Finance Company LLC. Our opinion is not modified with respect to this matter.

Our report on the consolidated financial statements of Lost Creek Wind Finco, LLC and subsidiaries, dated July 10, 2015 contains an emphasis of matter paragraph that states that as discussed in Note 14 to the consolidated financial statements, on May 15, 2015, all of the Company’s membership interests were sold to Pattern US Finance Company LLC. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

St. Louis, Missouri

July 10, 2015